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[CMS ENERGY LOGO]                                     NEWS RELEASE

              CMS ENERGY ANNOUNCES NOMINEES FOR BOARD OF DIRECTORS,
                       TWO DIRECTORS RETIRING FROM BOARD,
                     AND ADOPTION OF MAJORITY VOTING POLICY

               JACKSON, Mich., April 14, 2006 -- Ten incumbents are seeking reelection to CMS Energy's Board of Directors, one interim appointee is seeking his first election by shareholders, and two directors are retiring from the board, the Company announced today in its proxy statement.

               The incumbents seeking reelection are Kenneth Whipple, chairman of CMS Energy and its principal subsidiary, Consumers Energy, and David W. Joos, president and chief executive officer of CMS Energy and chief executive officer of Consumers Energy, as well as the following independent directors: Merribel S. Ayres, Richard M. Gabrys, Philip R. Lochner Jr., Michael T. Monahan, Joseph F. Paquette Jr., Percy A. Pierre, Kenneth L. Way, and John B. Yasinsky.

               Seeking shareholder election for the first time is Jon E. Barfield, chairman and chief executive officer of The Bartech Group. Barfield was appointed to the Company's Board of Directors on Sept. 1, 2005. He also serves on the boards of four other publicly traded companies: National City Corporation, Tecumseh Products Company, BMC Software, and Granite Broadcasting Corporation.

               The Company also announced that Earl D. Holton and S. Kinnie Smith Jr. are not standing for re-election, and in connection with those retirements, the Board decreased its size to 11 directors, effective with the 2006 annual meeting of shareholders.

               Holton is the former vice chairman of Grand Rapids, Mich.-based Meijer Inc., operator of food and general merchandise centers. Holton has been a member of the CMS Energy Board of Directors for 16 years and has served as the presiding director for the past three years.


               Smith is the vice chairman and chief legal officer of CMS Energy and also serves as vice chairman of Consumers Energy. Smith has held a number of top management positions during his 13-year career with the Company.

               Shareholders will vote on the candidates for the Board of Directors at CMS Energy's annual meeting on May 19, 2006.

               The proxy statement also announces a majority voting policy adopted in March of this year by the CMS Energy Board of Directors. With that new policy, if any candidate doesn't receive at least 50 percent of the votes cast for him or her, that director will be required to offer his or her resignation to the Board. The other members of the Board will decide within 90 days of a certified vote whether to accept the offer or reject it. The Company publicly will disclose the Board's decision, including its reasons for rejecting the resignation, if that occurs.

               The Company's majority voting policy is available at www.cmsenergy.com/CorporateGovernance and additional background on the Board's adoption of the policy can be found in the proxy statement, which is available at www.cmsenergy.com/Invest, under "SEC Filings."

               CMS Energy Chairman Ken Whipple said the majority voting policy will make the Board of Directors even more accountable to shareholders. "This new policy gives shareholders a stronger voice in the election of directors. The Board's unanimous adoption of this new policy shows that CMS Energy remains committed to being a leader in corporate governance," Whipple said.

               Shareholders also will be asked to vote on a proposal ratifying Ernst & Young, L.L.P., as the Company's independent registered public accounting firm for 2006.

               CMS Energy (NYSE: CMS) is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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For more information on CMS Energy, please visit our web site at:
www.cmsenergy.com

Media Contacts:  Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact:  CMS Energy Investor Relations, 517/788-2590